Exhibit 99.3

CONTINUCARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,
	2011	2010
Revenue	$87,296,718	$78,941,845
Operating expenses:
Medical services:
Medical claims	52,148,367	52,855,531
Other direct costs	10,389,340	8,583,475

Total medical services	62,537,707	61,439,006

Administrative payroll and employee benefits	4,469,724	3,151,280
General and administrative	5,153,209	4,929,076
Merger transaction expenses	1,192,605	—

Total operating expenses	73,353,245	69,519,362

Income from operations	13,943,473	9,422,483
Interest income (expense), net	(1,387)	16,337

Income before income tax provision	13,942,086	9,438,820
Income tax provision	5,379,736	3,646,066

Net income	$8,562,350	$5,792,754

Net income per common share:
Basic	$.14	$.10

Diluted	$.14	$.09

Weighted average common shares outstanding:

Basic	60,770,016	60,550,244

Diluted	63,192,303	62,051,689

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART

OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONTINUCARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,562,350	$5,792,754
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,171,491	786,392
Provision for bad debts	392,702	161,390
Loss on disposal of fixed assets	22,980	—
Compensation expense related to issuance of stock options	438,225	398,589
Excess tax benefits related to exercise of stock options	(263,744)	—
Deferred income tax expense	—	65,766
Changes in operating assets and liabilities:
Due from HMOs, net	(1,796,927)	1,762,946
Prepaid expenses and other current assets	(542,728)	(171,791)
Other assets, net	(3,663)	(30,426)
Accounts payable	(1,540,438)	404,717
Accrued expenses and other current liabilities	(701,757)	(4,749,550)
Income taxes payable	5,347,736	3,580,300

Net cash provided by operating activities	11,086,227	8,001,087

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturity of certificates of deposit	—	668,755
Acquisitions, net of cash acquired	(299,602)	(10,840,201)
Purchase of property and equipment	(844,888)	(879,714)

Net cash used in investing activities	(1,144,490)	(11,051,160)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal repayments under capital lease obligations	(40,052)	(42,836)
Proceeds from exercise of stock options	476,575	69,000
Excess tax benefits related to exercise of stock options	263,744	—
Shares withheld in connection with exercise of stock options	—	(172,089)

Net cash (used in) provided by financing activities	700,267	(145,925)

Net increase in cash and cash equivalents	10,642,004	(3,195,998)
Cash and cash equivalents at beginning of period	50,480,963	37,542,445

Cash and cash equivalents at end of period	$61,122,967	$34,346,447

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART

OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - UNAUDITED INTERIM INFORMATION

The accompanying unaudited condensed consolidated financial statements of Continucare Corporation have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended September 30, 2011 are not necessarily indicative of the results for the remainder of the fiscal year ending June 30, 2012 or future periods. Except as otherwise indicated by the context, the terms “we”, “us”, “our”, “Continucare”, or the “Company”, refer to Continucare Corporation and its consolidated subsidiaries. All references to a “fiscal year” refer to the Company’s fiscal year which ends June 30.

For further information, refer to the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for Fiscal 2011. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes to consolidated financial statements included in that report.

NOTE 2 - GENERAL

We are primarily a provider of primary care physician services on an outpatient basis in Florida. We provide medical services to patients through employee physicians, advanced registered nurse practitioners and physician’s assistants. Substantially all of our revenue is derived from managed care agreements with three health maintenance organizations, Humana Medical Plans, Inc. (“Humana”), Vista Healthplan of South Florida, Inc. and its affiliated companies including Summit Health Plan, Inc. (“Vista”), and Wellcare Health Plans, Inc. and its affiliated companies (“Wellcare”) (collectively, the “HMOs”). Additionally, we provide practice management services to independent physician affiliates (“IPAs”). Also, through our subsidiary, Seredor Corporation, we operate sleep diagnostic centers in 15 states.

Merger Transaction

On June 26, 2011, Continucare entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Metropolitan Health Networks, Inc. (“Metropolitan”) and Cab Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Metropolitan (“Merger Subsidiary”), providing for the merger of Continucare with Merger Subsidiary (the “Merger”), with Continucare surviving the Merger as a wholly owned subsidiary of Metropolitan. On October 4, 2011, the Merger was completed.

At the effective time of the Merger, each share of Continucare common stock outstanding immediately prior to the effective time was converted into the right to receive $6.25 in cash, without interest, and 0.0414 of a share of Metropolitan common stock (the “Merger Consideration”). No fractional shares of Metropolitan common stock were issued in the Merger, and Continucare’s shareholders received cash in lieu of fractional shares, if any, of Metropolitan common stock. Each share of Metropolitan common stock outstanding immediately prior to the effective time remained outstanding and was not affected by the Merger.

At the effective time of the Merger, each issued and outstanding option to purchase Continucare common stock became fully vested and was cancelled in exchange for the right to receive an amount of cash equal to $6.45 less the per share exercise price of the option, subject to withholding taxes.

Metropolitan paid an aggregate of $404.4 million in cash and issued an aggregate of 2.5 million shares of Metropolitan common stock to Continucare’s shareholders and option holders in consideration for their shares of Continucare common stock and options to purchase shares of Continucare common stock. The total value of the transaction was $415.9 million, excluding transaction and financing fees. Immediately after the effective time of the Merger, Continucare shareholders owned approximately 5.8% of Metropolitan’s outstanding common stock.

The accompanying condensed consolidated statements of income and cash flows do not include any purchase accounting adjustments, or other effects of the Merger, including acceleration of previously unrecorded stock compensation expense and transaction expenses that were contingent upon the completion of the Merger.

Acquisitions

In August 2010 and September 2010, we acquired three operators of sleep diagnostic centers and a related entity that provides continuous positive airway pressure (CPAP) devices and supplies. The three acquired operators of sleep diagnostic centers operate a combined 58 sleep diagnostic centers in nine states. The aggregate total purchase price for these acquired entities consisted of cash consideration paid of $11.2 million and future contingent cash consideration up to a maximum of $2.0 million, subject to the achievement of certain future earnings targets. We accrued $1.5 million of the contingent cash consideration based on a preliminary fair value estimate on the acquisition date, which was determined using significant unobservable inputs (Level 3) in a probability-weighted income approach, discounted to present value using a weighted-average cost of capital. In April 2011, we paid $0.7 million of the contingent cash consideration resulting in a remaining maximum contingent cash consideration of $1.0 million and a decrease in the accrued liability to $0.8 million. During the three-month period ended June 30, 2011, we re-measured the estimated fair value of the contingent cash consideration and based on changes in future earnings estimates of the acquired entities, we recorded an adjustment to reduce the related accrued liability by $0.6 million to $0.2 million as of June 30, 2011. We re-measured the estimated fair value of the contingent cash consideration during the three month period ended September 30, 2011 and made no adjustments to the accrued liability of $0.2 million as of September 30, 2011. We will re-measure the estimated fair value of the contingent cash consideration on a quarterly basis and any subsequent adjustments based on actual payments or revised estimates will be recognized in the condensed consolidated statements of income during the period of adjustment. The revenues, expenses and results of operations of the acquired companies have been included in our condensed consolidated statements of income from the dates of acquisition.

NOTE 3 – AMORTIZATION OF INTANGIBLE ASSETS

Total amortization expense for identifiable intangible assets was $0.5 million and $0.3 million for the three-month periods ended September 30, 2011 and 2010, respectively.

NOTE 4 – SHARE-BASED PAYMENT

We recognize the cost relating to share-based payment transactions, based on the fair value of the share-based awards issued, in the financial statements over the period services are rendered.

We calculate the fair value for employee stock options using a Black-Scholes option pricing model at the time the stock options are granted and that amount is amortized over the vesting period of the stock options, which is generally up to four years. There were no employee stock options granted during the three-month period ended September 30, 2011. The fair value for employee stock options granted during the three-month period ended September 30, 2010 was calculated based on the following assumptions: risk-free interest rate ranging from 0.63% to 1.72%; dividend yield of 0%; weighted-average volatility factor of the expected market price of our common stock of 59.7%; and weighted-average expected life of the options ranging from 3 to 7 years depending on the vesting provisions of each option. The expected life of the options is based on the historical exercise behavior of our employees. The expected volatility factor is based on the historical volatility of the market price of our common stock as adjusted for certain events that management deemed to be non-recurring and non-indicative of future events.

For each of the three-month periods ended September 30, 2011 and 2010, we recognized share-based compensation expense of $0.4 million. For the three-month periods ended September 30, 2011 and 2010, we recognized excess tax benefits of $0.3 million and $0, respectively, resulting from the exercise of stock options.

NOTE 5 – DEBT

In December 2009, we entered into a credit facility agreement (the “Credit Facility”) in order to renew and refinance our existing credit facilities. The Credit Facility consisted of two revolving credit facilities totaling $10.0 million with a maturity date of January 31, 2012. Interest on borrowings under the Credit Facility accrued at a per annum rate equal to the sum of 2.40% and the one-month LIBOR (0.24% at September 30, 2011), floating daily. The Credit Facility contained certain customary representations and warranties, and certain financial and other customary covenants including covenants requiring us, on a consolidated basis, to maintain an adjusted tangible net worth of at least $25 million and a fixed charge coverage ratio of not less than 1.50 to 1. Substantially all of our assets served as collateral for the Credit Facility. At September 30, 2011, there was no outstanding principal balance on the Credit Facility. At September 30, 2011, we had letters of credit outstanding of $1.3 million which reduced the amount available for borrowing under the Credit Facility to $8.7 million.

Upon consummation of the Merger, the Credit Facility was terminated.

NOTE 6 – EARNINGS PER SHARE

A reconciliation of the denominator of the basic and diluted earnings per share computation is as follows:

	Three Months Ended September 30,
	2011	2010
Basic weighted average number of shares outstanding	60,770,016	60,550,244
Dilutive effect of stock options	2,422,287	1,501,445

Diluted weighted average number of shares outstanding	63,192,303	62,051,689

NOTE 7 – INCOME TAXES

We recognize deferred income tax assets and liabilities based upon differences between the financial reporting and tax bases of assets and liabilities. We measure such assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

We recorded an income tax provision of $5.8 million and $3.6 million for the three-month periods ended September 30, 2011 and 2010, respectively.

We are no longer subject to tax examinations by tax authorities for fiscal years ended on or prior to June 30, 2007.

NOTE 8 – RELATED PARTY TRANSACTIONS

We are a party to a lease agreement for office space owned by Dr. Luis Cruz, a director of the Company through February 2010. For each of the three-month periods ended September 30, 2011 and 2010, expenses related to this lease were approximately $0.1 million.

NOTE 9 – CONTINGENCIES

Litigation

We are involved in legal proceedings incidental to our business that arise from time to time in the ordinary course of business including, but not limited to, claims related to the alleged malpractice of employed and contracted medical professionals, workers’ compensation claims and other employee-related matters, and minor disputes with equipment lessors and other vendors. We have recorded an accrual for claims related to legal proceedings, which includes amounts for insurance deductibles and projected exposure, based on management’s estimate of the ultimate outcome of such claims. We do not believe that the ultimate resolution of these matters will have a material adverse effect on our business, results of operations, financial condition, or cash flows. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material adverse effect on our business, results of operations, financial condition, cash flow, and prospects.

Six putative class actions suits were filed in connection with the Merger. Each of these suits alleged a claim against the members of the Continucare Board for breach of fiduciary duty and a claim against Continucare, Metropolitan, and Merger Sub for aiding and abetting the individual defendants’ alleged breach of fiduciary duty. The complaints in certain of these actions alleged that the disclosure contained in the Proxy Statement or Registration Statement on Form S-4 originally filed by Metropolitan on July 11, 2011 regarding the pending Merger was inadequate. All of the above-mentioned suits sought to enjoin the pending transaction between Continucare and Metropolitan and sought attorneys’ fees. Some suits also sought rescission and money damages.

On July 28, 2011 the Court entered an order consolidating all six actions arising (the “Consolidated Action”) from the Metropolitan/Continucare proposed transaction, appointed a Lead Plaintiff, a Plaintiff’s Lead Counsel and a Liaison Counsel. Following the Consolidated Action and Lead Plaintiff/Lead Counsel orders the parties engaged in limited expedited discovery.

The parties engaged in arms-length negotiations, which resulted in the execution of a Memorandum of Understanding (the “MOU”) on August 12, 2011 with Plaintiff’s Lead Counsel regarding the settlement of the Consolidated Action. In connection with the settlement, Continucare agreed to make certain additional disclosures to its shareholders, which were contained in a Form 8-K filed with the SEC on August 12, 2011. Subject to the completion of certain confirmatory discovery by Plaintiff’s Lead Counsel, the MOU contemplated that the parties would enter into a stipulation of settlement. The confirmatory discovery has been completed and the Parties entered a stipulation of settlement on November 21, 2011.

On November 29, 2011, the court entered an order preliminarily approving the settlement, conditionally certifying a settlement class and ordering that notice be provided to Continucare shareholders. On February 24, 2012, the court conducted a final settlement hearing to consider the fairness, reasonableness and adequacy of the settlement and finally approved the settlement. The court entered a Final Judgment and Order that resolved and dismissed with prejudice all of the claims that were or could have been brought in the Consolidated Action, including all claims relating to the Merger, the merger agreement, and any disclosure made in connection therewith. In addition, the court entered an award of attorneys’ fees and expenses of $350,000 to Plaintiff’s Lead Counsel to be paid by Continucare or its successor. Metropolitan estimates that it will pay $100,000 of this amount.

Continucare, the director defendants, and Metropolitan vigorously deny all liability with respect to the facts and claims alleged in the lawsuits, and specifically deny that supplemental disclosure was required under any applicable rule, statute, regulation or law. However, solely to avoid the risk of delaying or adversely affecting the Merger and the related transactions and to minimize the expense of defending the lawsuits, Continucare, its directors, and Metropolitan agreed to the settlement described above.

Other Contingencies

The Centers for Medicare and Medicaid Services (“CMS”) has been auditing Medicare Advantage plans for compliance by the plans and their providers with proper coding practices. The Medicare Advantage plans audited include both plans selected at random, as well as plans targeted for review based on a studied analysis of plans that have experienced significant increases in risk scores. CMS’s targeted medical reviews can result in payment adjustments and in February 2012, CMS indicated that, starting with payment year 2011, payment adjustments will not be limited to risk scores for the specific beneficiaries for which errors are found but may be extrapolated to the entire Medicare Advantage plan subject to a particular CMS contract. Although CMS has described its audit process as plan year specific, CMS has not specifically stated that payment adjustments as a result of one plan year’s audit will not be extrapolated to prior plan years. There can be no assurance that an HMO will not be randomly selected or targeted for review by CMS. In the event that a Medicare Advantage plan of an HMO is selected for a review, there can be no assurance that the outcome of such a review will not result in a material adjustment in our revenue and profitability, even if the information we submitted to the plan is accurate and supportable. Since the CMS rules, regulations and statements regarding this audit program are still not well defined in some respects, there is also a risk that CMS may adopt new rules and regulations that are inconsistent with their existing rules, regulations and statements.

NOTE 10 – SUBSEQUENT EVENTS

Effective October 1, 2011, we completed the acquisition of a medical center in Broward County, Florida that provides primary care services on an outpatient basis to approximately 600 Medicare Advantage patients. The purchase price consisted of cash consideration paid of $2.8 million.

In February 2012, Humana notified us that the actuarially estimated claims in excess of policy limits were lower than what had been projected for calendar years 2010 and 2011. Accordingly, Humana informed us that they would refund a portion of the premiums paid for these periods. The amount of the rebate recorded in the three-month period ended September 30, 2011 was $4.4 million. This amount increased income from operations in the three-month period ended September 30, 2011.

On February 27, 2012, the Board of Directors of Metropolitan approved a plan to sell Seredor. Metropolitan has retained an investment banking firm to assist it with the sale process and expects to have the sale completed before the end of 2012.